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                                                                     EXHIBIT 5.2

                [Letterhead of Morris, Nichols, Arsht & Tunnell]







                                  May 14, 1998





Success Capital Trust I
c/o Success Bancshares, Inc.
One Marriott Drive
Lincolnshire, Illinois  60069

                  Re:      Success Capital Trust I

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Success Capital Trust I, a Delaware statutory business trust (the "Trust"), and Success Bancshares, Inc., a Delaware corporation ("Success Bancshares "), in connection with certain matters relating to (i) the creation of the Trust and (ii) the proposed issuance by the Trust of Preferred Securities to beneficial owners pursuant to and as described in Registration Statement Nos. 333-51271 and 333-51271-01 (and the Prospectus forming a part thereof) on Form S-1 filed with the Securities and Exchange Commission on April 28, 1998, and the amendments thereto as of the date hereof (as so amended, the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Agreement of the Trust in the form attached as an exhibit to the Registration Statement (the "Governing Instrument").

                  In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on April 21, 1998 (the "Certificate of Trust"); a Trust Agreement of the Trust dated as of April 21, 1998 (the "Original Governing Instrument"); the Governing Instrument; the Junior Subordinated Indenture to be entered into between Success Bancshares and Bankers Trust Company, as Trustee (the "Indenture"); the Guarantee Agreement to be entered into between Success Bancshares and Bankers Trust Company, as Trustee; the form of Underwriting Agreement relating to the Preferred Securities among Success Bancshares, the Trust, EVEREN Securities, Inc. and Tucker Anthony Incorporated (the "Underwriting Agreement"); the Registration Statement; and a certification of good standing of the Trust obtained as


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Success Capital Trust I
May 14, 1998
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of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Trust) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization;
(ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due authorization, execution and delivery of the Governing Instrument and the Underwriting Agreement prior to the first issuance of Preferred Securities); (iii) that no event has occurred subsequent to the filing of the Certificate of Trust, or will occur prior to the first issuance of Preferred Securities, that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument, as applicable; (iv) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq. (the "Delaware Act"); (v) that each Holder of Preferred Securities has, or prior to the first issuance of Preferred Securities will have, made payment of the required consideration therefor and received a Preferred Securities Certificate in consideration thereof in accordance with the terms and conditions of the Governing Instrument, the Registration Statement and the Underwriting Agreement and that the Preferred Securities are otherwise issued and sold to the Preferred Securities Holders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, the Registration Statement and the Underwriting Agreement; and (vi) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been modified, supplemented or otherwise amended, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. Further, we express no opinion with respect to, and assume no responsibility for the contents of, the Registration Statement or any other offering material relating to the Preferred Securities. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly created and validly existing business trust in good standing under the laws of the State of Delaware.

                  2. Upon issuance, the Preferred Securities will constitute validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial